Exhibit 10.3

EMPLOYMENT AGREEMENT

This Agreement has been entered into by and between Tri Counties Bank (the “Company”), TriCo Bancshares (the Company’s parent entity) and Anthony J. Clifford and was effective upon the Execution Date.

This Agreement is organized into the following Articles:

I.	The main body of the Agreement is contained in the below Sections.

II.	Exhibit A contains definitions of certain terms that are used in the Agreement.

III.	Exhibit B contains other terms and conditions of the Agreement.

IV.	Exhibit C contains a form of release of claims agreement.

ARTICLE I

RECITALS

WHEREAS, TriCo Bancshares and FNB Bancorp have entered into an Agreement and Plan of Merger and Reorganization dated as of December 11, 2017 (the “Transaction Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants and promises made in this Agreement, you and the Company agree as follows:

1.	Position, Responsibilities, Other Activities and Duration of Agreement.

(a) Position. As of the Start Date, you will serve as a full-time Company employee as its Regional President – San Francisco Region. In such position, you shall initially report to the Company’s Executive Vice President & Chief Retail Banking Officer (“CRBO”) or such other executive as determined by the Company.

(b) Responsibilities. You shall have the duties, responsibilities and authority that are customarily associated with the position of Regional President – San Francisco Region and such other reasonable duties as may be lawfully assigned by the CRBO. You shall devote all of your business time and commit your best efforts to Company business. Your duties shall be primarily performed at the Primary Workplace provided however that you will also be required to travel on Company business as necessary.

(c) Other Activities. With respect to your other activities that are not related to Company business, (i) with the prior written consent of the Board, which shall be provided or withheld in the Board’s sole discretion, you can participate as a member of the board of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses or charitable organizations, (ii) you may engage in charitable activities and community affairs, and (iii) you may manage your personal investments and affairs; provided however that the activities set out in clauses (i), (ii) and (iii) shall be limited by you so as not to interfere, individually or in the aggregate, with the performance of your duties and responsibilities hereunder.

(d) Duration of Agreement. Unless terminated earlier pursuant to the terms of this Agreement, this Agreement will extend from the Execution Date through the earlier of your termination of employment or the first anniversary of the Start Date.

If the Transaction is not consummated for any reason, this Agreement shall be void ab initio and the Company shall not have any obligations hereunder.

2.	Compensation and Benefits.

(a) Base Salary. During your employment with the Company and while this Agreement is in effect, you will be paid an annual Base Salary equal to $300,000. Your Base Salary will be payable in the time and manner that the Company customarily pays its employees. The Company shall review your Base Salary consistent with the Company’s compensation practices. If the Company adjusts your Base Salary, then such adjusted Base Salary shall become the Base Salary for all purposes of this Agreement.

(b) Employee Benefits. During your employment with the Company, you will be eligible to participate in Company employee benefit plans and programs available to similarly situated employees of the Company and you will be subject to all applicable terms and conditions of such plans and programs. The Company may amend, modify or terminate these benefits or programs at any time.

3.	Indemnification and Business Expenses.

(a) Indemnification. In connection with the services that you render on behalf of the Company, you will be indemnified by the Company to the extent required by applicable law and the Company’s policies.

(b) Business Expenses. During your employment with the Company, you will be reimbursed for your validly incurred reasonable business expenses upon the properly completed and timely submission of requisite forms and receipts to the Company in accordance with the Company’s business expense reimbursement policy, which may be amended from time to time by the Company.

4.	Termination of Employment.

(a) General. Unless the Company and you otherwise agree in advance in writing, upon termination of your employment for any reason, you shall be deemed to have immediately resigned from all positions you then hold as an officer (and/or director or manager, if applicable) with the Company as of the Termination Date and you will be eligible to receive your Accrued Benefits.

(b) For Cause. For purposes of this Agreement, your employment may be terminated by the Company for Cause at any time upon written notice. In the event your employment is terminated by the Company for Cause, you will be eligible to receive only your Accrued Benefits. You will be entitled to no other compensation from the Company. Any termination for Cause will not limit any other right or remedy the Company may have under this Agreement or otherwise.

(c) Termination without Cause or Resignation. The Company may terminate your employment without Cause at any time and for any reason upon written notice. Similarly, you may resign your employment at any time and for any reason upon at least twenty (20) business days advance written notice. In the event of a termination under this Section 4(c), except as provided under Section 4(e), you will be eligible to receive only your Accrued Benefits.

(d) Death or Disability. In the event your employment with the Company is terminated as a result of your death or is terminated by the Company due to your Disability, then you or your estate will be eligible to receive only your Accrued Benefits.

(e) Qualifying Termination. If your employment is terminated in a Qualifying Termination, then in addition to your Accrued Benefits, you will be eligible to receive the applicable items referenced in the below subsections of this Section 4(e) subject to, among other things, your timely and full compliance with all of the provisions of Section 4(e).

(i) Separation Agreement. As a condition to receiving (and continuing to receive) the payments and benefits provided in Section 4(e), you must (i) within not later than forty-five (45) days after your Termination Date, execute (and not subsequently revoke) and deliver to the Company the separation agreement, substantially in the form attached as Exhibit C which form may be modified by the Company in its reasonable discretion (the “Separation Agreement”), such that the Separation Agreement becomes effective by its own terms not later than 55 days after the Termination Date and (ii) remain in full compliance with such Separation Agreement.

(ii) Cash Severance. You shall receive continued payments of your Base Salary and health benefits (as if your employment had not terminated) through the months remaining under this Agreement after the Termination Date (such duration of time after the Termination Date is the “Severance Period”. The payments provided by this paragraph shall be paid to you in substantially equal installments payable in accordance with the Company’s regular payroll practices over the Severance Period provided however that the first such installment will be paid to you on the first regular payroll date occurring on or after the 60th day after the Termination Date and such first installment will include any unpaid amounts that would have otherwise been paid during such period before the first installment payment.

Please acknowledge your acceptance and understanding of this Agreement and its exhibits by signing and returning this Agreement to the undersigned.

AGREED:

TRICO BANCSHARES

TRI COUNTIES BANK

By:	/s/ Richard P. Smith
Name: Richard P. Smith
Its: President and Chief Exeuctive Officer
Date: December 11, 2017

EMPLOYEE

/s/ Anthony J. Clifford
Anthony J. Clifford
Date: December 11, 2017

EXHIBIT A

ARTICLE II

DEFINITIONS FOR EMPLOYMENT AGREEMENT

The definitions provided in this Article II are applicable to all other Articles of the Agreement unless otherwise provided within a particular Article.

(a) “Accrued Benefits” means collectively: (i) all unpaid salary accrued through the Termination Date, (ii) to the extent required by the Company’s vacation policy and applicable law, any unpaid vacation accrued through the Termination Date, (iii) any vested payments/benefits to which you are entitled as of the Termination Date under the express terms of any applicable Company employee benefit plan, and (iv) any unreimbursed valid business expenses for which you have submitted (or timely submit) properly documented reimbursement requests in accordance with the Agreement. The Accrued Benefits will be provided to you within forty-five (45) days of the Termination Date subject to the requirements of the applicable program and applicable law.

(b) “Agreement” means this employment agreement entered into by and between the Company and Employee.

(c) “Base Salary” means the annual base salary that the Company shall pay Employee as compensation for your services under this Agreement.

(d) “Board” means the Company’s Board of Directors. The Board may delegate any of its obligations to a committee of Board member(s).

(e) “Cause” means the occurrence (as determined by the Board in its sole discretion) of any one or more of the following:

(i) (A) an indictment of Employee, or plea of guilty or plea of nolo contendere by Employee, to a charge of an act constituting a felony under the federal laws of the United States, the laws of any state, or any other applicable law, (B) fraud, embezzlement, or misappropriation of assets, (C) willful misfeasance or dishonesty, or (D) other actions or criminal conduct which materially and adversely affects the business (including business reputation) or financial condition of the Company;

(ii) Employee’s willful misappropriation of any funds or property of Employer;

(iii) Employee’s willful, continued and unreasonable failure to perform his duties or obligations under this Agreement; or

(iv) Employee’s failure or inability (other than due to Employee’s Disability) to perform any reasonable and lawful assigned duties consistent with Employee’s position.

(f) “Code” means the Internal Revenue Code of 1986 as amended.

(g) “Company” or “Employer” means Tri Counties Bank, a California banking corporation.

(h) “Disability” means that Employee is classified as disabled under a long-term disability policy of the Company or, if no such policy applies, Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

(i) “Employee” (or “you” or “your” or “Employee”) means Anthony J. Clifford.

(j) “Execution Date” means the date upon which the Parties executed this Agreement (and if the Parties signed this Agreement on different dates, then the latest date is the Execution Date).

(k) “Good Reason” means (i) a substantial and material negative change in Employee’s authority, compensation and/or responsibilities; or (ii) moving Employee’s Primary Workplace outside of San Mateo or San Francisco Counties, California.

Notwithstanding the foregoing, “Good Reason” shall only be found to exist if, prior to Employee’s resignation and within ninety (90) days after the initial existence of an alleged event of Good Reason, Employee has provided written notice to the Company describing such alleged Good Reason event(s), and the Company does not cure or remedy such event within thirty (30) days following the Company’s receipt of such notice from Employee, and the date of Employee’s termination of employment due to Employee’s resignation for Good Reason occurs within ninety (90) days after the expiration of the foregoing thirty (30) day cure/remedy period. The foregoing Good Reason definition is intended to satisfy the Good Reason safe harbor requirements under the Code Section 409A regulations.

(l) “Parties” means the Company, TriCo Bancshares and Employee.

(m) “Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

(n) “Primary Workplace” means the Company’s offices in South San Francisco, California.

(o) “Qualifying Termination” means that, on or after the Start Date and while this Agreement is in effect, Employee has experienced a Separation from Service with the Company due to (i) Employee’s resignation of employment for Good Reason or (ii) the Company terminating Employee’s employment without Cause. A Separation from Service due to Employee’s death or Disability is not a Qualifying Termination.

(p) “Separation from Service” has the same meaning provided for such term under Code Section 409A and the regulations promulgated thereunder.

(q) “Specified Employee” has the same meaning provided for such term under Code Section 409A and the regulations promulgated thereunder.

(r) “Start Date” means the first day of Employee’s employment under this Agreement and this date is the date of the Transaction. Notwithstanding anything herein to the contrary, this Agreement is contingent on completion and receipt of a satisfactory background check.

(s) “Termination Date” means the date Employee experiences a Separation from Service from the Company. The Board determines when a Separation from Service has occurred and whether or not any such termination was a Qualifying Termination and the Board’s decisions shall be final, conclusive and binding.

(t) “Transaction” means the consummation of the transactions contemplated by the Transaction Agreement.

EXHIBIT B

ARTICLE III

OTHER TERMS AND CONDITIONS FOR EMPLOYMENT AGREEMENT

The following provisions are a part of the Agreement.

1. Not A Contract of Employment. This Agreement is not and shall not be construed to create any contract of employment, express or implied. This Agreement does not in any way alter the “at-will” status of Employee’s employment with Employer meaning that either Employer or Employee may terminate the employment relationship at any time, for any reason or no reason (subject to the terms of this Agreement) and with or without advance notice

2. Assignability; Binding Nature. This Agreement will be binding upon you and the Company and your respective successors, heirs, and assigns. This Agreement may not be assigned by you except that your rights to compensation and benefits hereunder, subject to the limitations of this Agreement, may be transferred by will or operation of law. The Company may in its discretion assign or transfer its rights or obligations under this Agreement to any Company affiliate or other entity or person including without limitation any person or entity which acquires the Company’s business, shares, or assets or which is a successor to the Company.

3. Governing Law; Agreement to Arbitrate. This Agreement shall be construed and enforced in accordance with the laws of the State of California and shall be enforced in the State or Federal Courts sitting in California. In consideration of the promises made herein and Employee’s employment with Company, Employee and Company agree that all claims arising out of or relating to Employee’s employment, including any action to enforce this Agreement or any action concerning the interpretation and binding effect of this arbitration provision, shall be resolved by binding arbitration. Included within the scope of this arbitration agreement are all disputes, whether based on tort, contract, or statute, including, but not limited to, any claims for discrimination, harassment, or retaliation, whether based on the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, as amended, or any other local, state or federal law, claims for wages or compensation, claims based in equity, and/or claims for any wrongdoing whatsoever. This agreement to arbitrate covers any claims Employee may have against Company, its principals, owners, shareholders, partners, officers, directors or employees. This agreement to arbitrate expressly does not prohibit either party from filing an application for a provisional remedy to prevent actual or threatened irreparable harm in accordance with California law. The dispute will be arbitrated in accordance with the rules of the American Arbitration Association (“AAA”) under its existing Employment Arbitration Rules which may be found at https://www.adr.org/Rules. Employee acknowledges that he has been provided a copy of the AAA rules contemporaneously herewith. Company shall pay the arbitration administrative costs and the arbitrator’s fees in accordance with California law and the AAA rules. Each party in the arbitration shall bear his/its own attorneys’ fees and legal costs. The parties agree to file any demand for arbitration within the time limit established by the applicable statute of limitations for the asserted claims. Failure to demand arbitration within the prescribed time period shall result in waiver of said claims. The parties agree that the arbitration will be held in Sacramento, California. This agreement to arbitrate does not cover any claims that cannot be subject to mandatory arbitration including claims for workers’ compensation, unemployment compensation benefits, and applications for provisional remedies pursuant to Cal. Code Civ. Proc. section 1281.8, and any other claims that by law cannot be subject to mandatory arbitration. EMPLOYEE UNDERSTANDS AND AGREES THAT EMPLOYEE IS WAIVING HIS RIGHTS TO BRING CLAIMS COVERED BY THIS ARBITRATION AGREEMENT TO COURT, INCLUDING THE RIGHT TO A JURY TRIAL.

4. Taxes.

(a) Withholding; Code Section 409A. Notwithstanding anything to the contrary, all payments made by the Company hereunder to you or your estate or beneficiaries will be subject to tax withholding in amounts determined by the Company pursuant to applicable laws or regulations and you shall be solely responsible for any taxes imposed on you as a result of this Agreement.

(i) It is intended that the payments and benefits payable to Employee pursuant to this Agreement shall be either paid in compliance with, or exempt from, Section 409A of the Code and the regulations promulgated thereunder (collectively, “Section 409A”), and this Agreement should be interpreted and administered in accordance with such intentions. However, Employer does not warrant to Employee that all amounts paid or benefits delivered to him will be exempt from, or paid in compliance with, Section 409A. Employee understands and agrees that he bears the entire risk of any adverse federal, state or local tax consequences and penalty taxes which may result from payment on a basis contrary to the provisions of Section 409A or comparable provisions of any applicable state or local income tax laws, and that in no event will Employer be required to pay Employee any “gross up” with respect to any amounts payable by Employee pursuant to Section 409A. Employee acknowledges that he has been advised to seek the advice of a tax advisor with respect to the tax consequences of all payments pursuant to this Agreement, including any adverse tax consequence under Section 409A and applicable state tax law.

(ii) In applying Section 409A to amounts paid pursuant to this Agreement, any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(iii) Notwithstanding anything to the contrary, if and to the extent required to comply with Section 409A, any payment or benefit required to be paid under this Agreement upon Employee’s termination of employment shall be made upon Employee’s incurring a Separation from Service.

(iv) Notwithstanding anything in this Agreement to the contrary, if Employee is deemed to be a “specified employee” of Employer for purposes of Section 409A, if and to the extent that any portion of nonqualified deferred compensation is subject to Section 409A, such portion shall not be paid to Employee before the date that is six months after Employee’s Separation from Service (or, if earlier, the date of Employee’s death). Any portion so delayed shall be paid in a single lump sum without interest at the end of the required delay period.

(b) Code Section 280G. Anything in this Agreement to the contrary notwithstanding, prior to the payment of any compensation or benefits payable under this Agreement, the certified public accountants of Employer who served as accountants immediately prior to a change of control (the “Certified Public Accountants”) shall determine as promptly as practical and in any event within 20 business days following a change of control whether any payment or distribution by Employer to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, any other plans or agreements or otherwise) would more likely than not be nondeductible by Employer for Federal income purposes because of Code section 280G; and if it is, then the aggregate present value of amounts payable or distributable to or for the benefit of Employee pursuant to this Agreement (such payments or distributions pursuant to this Agreement are thereinafter referred to as “Agreement Payments”) shall be reduced (but not below zero) to the Reduced Amount. For purposes of this Section, the “Reduced Amount” shall be an amount expressed in present value, which maximizes the aggregate present value of the Agreement Payments without causing any payment to be nondeductible by Employer because of said Section 280G of the Code. The reduction of the Agreement Payments hereunder by the Reduction Amount shall be made by the Employer in such manner as to result in Employee receiving the greatest amount of after-tax benefits hereunder. If under this Section the Certified Public Accountants determine that any payment would more likely than not be nondeductible by Employer because of Section 280G of the Code, Employer shall promptly give Employee notice to the effect and a copy of the detailed calculation thereof and of the Reduced Amount. For purposes of this Section, present value shall be determined in accordance with Section 280G(d)(4) of the Code. All determinations made by the Certified Public Accountants shall be binding upon Employer and Employee.

(i) As a result of the uncertainty in the application of Section 280G of the Code, it is possible that Agreement Payments may have been made by Employer, which should not have been made (“Overpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Certified Public Accountants, based upon the assertion of a deficiency by the Internal Revenue Service against Employer or Employee which said Certified Public Accountants believe has a high probability of success, determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to Employee which Employee shall repay to Employer together with interest at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code; provided, however, that no amount shall be payable by Employee to Employer in and to the extent such payment would not reduce the amount which is subject to taxation under Section 4999 of the Code. In the event that the Certified Public Accountants, based upon controlling precedent, determine that an Underpayment has occurred, any such Underpayment shall be promptly paid by Employer to or for the benefit of Employee together with interest at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.

5. Entire Agreement; No Restrictions. This Agreement contains the entire understanding of the parties with respect to the terms and conditions set forth herein, and supersedes all prior agreements and understandings relating to the subject matter herein. This Agreement cannot be amended or modified except by a written instrument signed by Employee and the Board. Employee hereby represents and warrants that he is not now and will not be subject to any agreement, restriction, lien, encumbrance, or right, title or interest in any one of the foregoing, limiting in any way the scope of this Agreement or in any way inconsistent with this Agreement.

6. Covenants and Representations.

(a) As a condition of this Agreement, you acknowledge that you understand and agree to the representations and provisions of this Section 6 and that you will fully and timely comply with all of the covenants set forth in this Section 6(a) (which shall survive your termination of employment and termination or expiration of this Agreement).

(i) You will fully comply with all obligations under any Company confidentiality agreement and further agree that the provisions of any confidentiality agreement shall survive any termination or expiration of this Agreement or termination of your employment or any subsequent service relationship with the Company.

(ii) You agree that you will not make (or direct or ask anyone to make) any disparaging statements (oral or written) about the Company or any of its officers, directors, managers, employees, members, stockholders, representatives or agents, or any of the Company’s products or services or work-in-progress. The Company agrees that it will not make any disparaging statements (oral or written) about Employee

(iii) You agree that you shall cooperate with the Company and its representatives before and after the Termination Date in connection with any action, investigation, proceeding, litigation or otherwise with regard to matters in which you have knowledge as a result of your service with the Company.

(iv) You will fully pay off any outstanding amounts owed to the Company no later than their applicable due date or within ninety (90) days after your Termination Date (if no other due date has been previously established).

(v) Within two (2) business days of the Termination Date, you shall return to the Company, in addition to all Company confidential information, all Company property including, but not limited to, computer equipment (hardware and software), telephones, facsimile machines, smart phones, tablet computers and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company, its customers and clients or its prospective customers and clients. Anything to the contrary notwithstanding, you shall be entitled to retain (i) personal papers and other materials of a personal nature, provided that such papers or materials do not include confidential information, (ii) information showing your compensation or relating to reimbursement of expenses, and (iii) copies of plans, programs and agreements relating to your employment, or termination thereof, with the Company which you received in your capacity as a participant.

(vi) Within forty-five (45) days of the Termination Date, you will submit any outstanding business expense reports to the Company.

(vii) As of the Termination Date, you will no longer represent that you are an officer, manager, director or employee of the Company and you will immediately discontinue using your Company mailing address, telephone, facsimile machines, voice mail and e-mail.

(viii) You will provide written notice to the Company within three (3) business days after the date that you have agreed to accept new full or part time employment or agreed to provide consulting or other services to another entity or venture. Such notice shall provide the contact information of the new employer (or entity or venture) and your start date and if you are being offered healthcare benefits.

(ix) During your service with the Company, you understand that you owe a duty of loyalty and/or fiduciary duty to the Company, and further have access to trade secrets and confidential information about the Company. You therefore agree that, during your service with the Company, you will not engage in any employment, business, or activity that is in any way competitive with the business or proposed business of the Company, and you will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. The provisions of this paragraph shall apply both during normal working hours and at all other times including, but not limited to, nights, weekends and vacation time, while you are employed by the Company.

(x) You understand that you may not use or disclose (or threaten to use or disclose) any Company trade secrets without the Company’s consent. This obligation means, among other things, that you may not use the Company’s trade secrets, whether directly or indirectly or on behalf of yourself or others, to attempt to call on, solicit or obtain business from any actual or prospective client, customer, supplier, or business partner of the Company, other than for authorized Company business activities. This prohibition applies during and after your employment, so long as the information remains a trade secret. Trade secrets include any formula, pattern, compilation, program, device, method, technique or process that: (i) derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. You agree to take all reasonable steps to maintain the confidentiality of the Company’s trade secrets.

(xi) You agree that during your employment with or other service to the Company and for a period of twelve (12) months following your Termination Date, you shall not directly or indirectly:

(1) solicit (other than general solicitations through newspapers or other media of general circulation, or the engagement of professional search firms, not targeted at such employees) any employees of the Company; provided, however, that the foregoing shall not apply to any employee whose employment terminated more than six months prior to the time that such employee is first solicited for employment; and/or

(2) knowingly (A) induce, persuade, encourage or influence or attempt to induce, persuade, encourage or influence any Person having a business relationship with the Company, to discontinue, reduce or restrict such relationship or (B) solicit or target the deposits, loans or other products and services from or to Persons who are depositors, borrowers or customers of the Company, whether by personal contact, by telephone, by facsimile, by mail or other form of solicitation or communication, or in any other way except for general solicitations that are directed to the general public and not directed specifically to Persons who are depositors, borrowers or customers of the Company. Notwithstanding the foregoing and for purposes of clarity, nothing herein shall prohibit Employee from exercising Employee’s discretion relating to Employee’s personal and business banking relationships.

(xii) You hereby represent and warrant that, except as you have disclosed in writing to the Company, you are not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of your work for the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party.

(xiii) You hereby represent and warrant that your performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by you in confidence or in trust prior to your work for the Company, and you will not disclose to the Company or induce the Company to use any confidential information or material belonging to any previous employer or others.

(xiv) You hereby represent and warrant that all of the product resulting from your work for the Company will be original (other than work product that is derived from the work product of others, which is clearly such or that you identify as such), and will not infringe the rights of any third party, including, without limitation, intellectual property rights, such as rights pertaining to patents, trademarks, copyrights and trade secrets.

(xv) In signing this Agreement, you give the Company assurance that you have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed under this Section 6. You agree that these restraints are necessary for the reasonable and proper protection of the Company and its trade secrets and confidential information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent you from obtaining other suitable employment during the period in which you are bound by the restraints. You acknowledge that each of these covenants has a unique, very substantial and immeasurable value to the Company and that you have sufficient assets and skills to provide a livelihood while such covenants remain in force. You further covenant that you will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 6. It is also agreed that each of the Company’s members will have the right to enforce all of your obligations to that particular affiliate under this Agreement, including without limitation pursuant to this Section 6.

(xvi) In the event of any violation of the provisions of this Section 6, you acknowledge and agree that the post-termination restrictions contained in this Section 6 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(xvii) You represent and warrant to the Company that (a) you have the legal right to enter into this Agreement and to perform the obligations on your part to be performed hereunder in accordance with its terms, and (b) you are not a party to any agreement or understanding, written or oral, and are not subject to any restriction, which, in either case, could prevent you from entering into this Agreement or performing your duties and obligations hereunder.

(xviii) You understand that pursuant to 18 U.S.C. 1833(b), an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

(b) You acknowledge that in the event of (i) a violation of any of the representations or covenants contained in this Section 6 or (ii) the termination by the Company of your employment for Cause as provided in the Agreement, the Company would as a result sustain irreparable harm, and, therefore, you agree that in addition to any other remedies which the Company may have, the Company shall be entitled to seek equitable relief including specific performance and injunctions restraining you from committing or continuing any such violation. You further acknowledge and agree that the covenants imposed by this Section 6 are reasonable and necessary (and reasonable in their scope and effect) to protect the legitimate business interests and goodwill of the Company. You further acknowledge and agree that the Company is giving you and will continue to give you access to confidential information and customer goodwill and that the Company would not otherwise do so but for your willingness to agree to and abide by the restrictive covenants contained in this Agreement. You agree and acknowledge and agree that irreparable injury will result to the Company in the event of a breach of any of the provisions of this Agreement. Accordingly, in the event of a material breach of this Agreement, and in addition to any other legal or equitable remedy the Company may have, the Company shall be entitled to the entry of a preliminary injunction and a permanent injunction (including, without limitation, specific performance) by a court of competent jurisdiction, to restrain the violation or breach thereof by you or any agents or other persons acting for or with you in any capacity whatsoever, without proof of any actual damages that have been or may be caused by such breach. You agree to submit to the jurisdiction of such court in any such action. Employee further agrees that the Company shall not be required to post a bond to obtain such an injunction. All remedies available to the Company by reason of a breach by Employee of the provisions of this Agreement are cumulative, none is exclusive, and all remedies may be exercised concurrently or consecutively at the Company’s option.

7. Offset. Any payments or benefits provided to you (or to be provided to you) under this Agreement (or any exhibit) may be reduced on a dollar for dollar basis, in the Company’s discretion, by any amounts you owe to the Company provided however that any such offset or reduction shall not violate Code Section 409A.

8. Notice; Headings. Any notice hereunder shall be in writing and shall be deemed effective five (5) days after it has been mailed, by certified mail, in the case of Employer addressed to the address above written, or such other address as Employee knows to be the then corporate office of Employer, to the attention of the President of Employer and, in the case of Employee, to Employee’s address as contained in the personnel records of Employer. Either party may from time to time, in writing by certified mail, designate another address, which shall become his or its effective address for the purposes of this Section 8. The captions and headings contained herein have been inserted for convenience or reference only and shall not affect the meaning or interpretation of this Agreement.

9. Scope of Agreement; Waivers and Amendments. The scope of this Agreement is limited to the specific provisions set forth herein and is not intended to encompass all the terms and conditions of the relationship between Employee and Employer and any and all matters related thereto. Neither this Agreement nor any term or condition hereof, including without limitation, the terms and conditions of this Section, may be waived or modified in whole or in part as against Employer or Employee, as the case may be, except by written instrument signed by an authorized officer of Employer and by Employee, expressly stating that it is intended to operate as a waiver or modification of this Agreement, and any such written waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach hereof.

10. Severability. If a court of competent jurisdiction or an arbitration panel determines that any provision of this Agreement is invalid, illegal, or incapable of being enforced, then the Parties request that such court or panel modify such provision by “blue-penciling” or otherwise in order to render such provision not invalid, illegal, or incapable of being enforced and then enforce the provision as modified. The Parties further agree that each provision of this Agreement is severable from each other provision of this Agreement, and that any provision that is prohibited or unenforceable in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable laws, the Parties hereby waive any provision of law which renders any provisions hereof prohibited or unenforceable in any respect.

11. Voluntary Agreement. You acknowledge that you have been advised to review this Agreement with your own legal counsel and other advisors of your choosing and that prior to entering into this Agreement, you have had the opportunity to review this Agreement with your legal counsel and other advisors and have not asked (or relied upon) the Company or its counsel to represent you or your counsel in this matter. You further represent that you have carefully read and understand the scope and effect of the provisions of this Agreement and that you are fully aware of the legal and binding effect of this Agreement. This Agreement is executed voluntarily by you and without any duress or undue influence on the part or behalf of the Company.

12. Key-Man Insurance. The Company shall have the right to insure your life for the sole benefit of the Company in such amounts, and with such terms, as it may determine. You shall have no interest in any such policy, but you agree to cooperate with the Company in taking out such insurance by submitting to physical examinations, supplying all information required by the insurance company, and executing all necessary documents.

13. Recoupment of Compensation. The Company may (i) cause the cancellation of any incentive compensation award previously issued to you, (ii) require reimbursement of any incentive compensation award by you and (iii) effect any other right of recoupment of equity or other compensation provided to you in accordance with any incentive compensation plan or award agreement or Company policies and/or applicable law (each, a “Clawback Policy”). In addition, you may be required to repay to the Company certain previously paid compensation, whether provided under this Agreement or otherwise, in accordance with any Clawback Policy.

14. Whistleblower Protection. Notwithstanding anything to the contrary contained herein, no provision of this Agreement or any other Company agreement to which Employee is a party shall be interpreted so as to impede Employee (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation. Employee does not need the prior authorization of the Company to make any such reports or disclosures and Employee shall not be required to notify the Company that such reports or disclosures have been made.

15. Covenant to Protect Trade Secrets. The Parties hereto recognize that the services performed and to be performed by Employee are special and unique and that by reason of this employment, Employee will acquire confidential, proprietary and trade secret information of the Employer regarding the strategic plans, business plans, policies, finances, customers and other confidential information relating to the business, operations and affairs of Employer (collectively “Trade Secrets”). Employee hereby agrees not to divulge such Trade Secrets to anyone, either during his employment with Employer or for a period of three (3) years following the termination of his/her employment. Employee further agrees that all Trade Secrets, memoranda, notes, records, reports, letters, and other documents made, compiled, received, held, or used by Employee while employed by Employer concerning any phase of the business of Employer shall be Employer’s property and shall be delivered by Employee to Employer on the termination of his employment, or at any earlier time on the request of Employer or the Board. Employee agrees that the restrictions and obligations contained in this Section 15 are reasonable and necessary to protect Employer’s legitimate business interests. Employee and Employer agree that in consideration of the payment of the amounts payable to Employee hereunder, Employee specifically covenants to comply with all of the restrictions and obligations contained in this Section 15 except as otherwise specifically provided for herein. Employee and Employer further agree that they have discussed the restrictions and obligations contained in this Section 15 and stipulate that they are reasonable. Employer’s obligation to provide the benefits under this Agreement to Employee is conditioned on Employee’s continued compliance in all respects with the restrictions and obligations contained in this Section 15.

16. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to this Agreement or any notices by email or any other electronic means. You hereby consent to (i) conduct business electronically (ii) receive such documents and notices by such electronic delivery and (iii) sign documents electronically and agree to participate through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.

17. Interpretations. This Agreement is to be interpreted without regard to the Party who was primarily responsible for its drafting. The terms and intent of this Agreement, with respect to the rights and obligations of you and the Company, shall be interpreted and construed on the express assumption that each Party participated equally in its drafting.

18. Counterparts. This Agreement may be executed in any number of counterparts and by email or facsimile, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

Dated: December 11, 2017	By:	/s/Anthony J. Clifford Anthony J. Clifford Print Name: Anthony J. Clifford

Dated: December 11, 2017	By:	/s/ Richard P. Smith For: Tri Counties Bank

EXHIBIT C

ARTICLE IV

GENERAL RELEASE OF ALL CLAIMS

In consideration of the payments set forth in the Employment Agreement (“Agreement”) between TRI COUNTIES BANK and TRICO BANCSHARES, on the one hand (collectively, “Employer”), and (“Employee”), on the other, dated             , 2017, to which this form shall be deemed to be attached, Employee hereby agrees to the following General Release of All Claims (“Release”), effective as set forth herein.

1. General Release. Employee voluntarily and on behalf of Employee, Employee’s heirs, successors and assigns, hereby forever releases, discharges and holds harmless, Employer and its present and former parents, subsidiaries, affiliates and divisions, and each of their present and former officers, directors, employees, agents, investors, shareholders, owners, members, principals, administrators, affiliates, divisions, employee benefit plans and fiduciaries, attorneys, insurers, and each of their predecessors, successors and assigns (the “Released Parties”) from any and all claims, rights, causes of action and demands of whatever nature, whether known or unknown, that Employee had, has or may have against Employer and/or the Released Parties arising from any act, event or omission that has occurred up through the date on which Employee executes this Release, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, as amended; Sections 1981 and 1983 of the Civil Rights Act of 1866; Executive Order 11,246; the Employee Retirement Income Security Act of 1974, as amended; the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and California “mini-COBRA”; the Family and Medical Leave Act; the Worker Adjustment and Retraining Notification Act (“WARN”) and Cal WARN; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; Age Discrimination in Employment Act of 1967, as amended; the National Labor Relations Act; the Occupational Safety and Health Act; the Genetic Information Nondiscrimination Act; the California Family Rights Act; the California Fair Employment and Housing Act; the California Labor Code including Section 132a; the California Constitution; any California Wage Order; the California Private Attorney General Act of 2004; the California Confidentiality of Medical Information Act; the California Business & Professions and Government Codes; claims under any other federal, state or local law, regulation or common law, including but not limited to claims relating to wrongful or constructive termination, harassment, failure to prevent harassment, discrimination, retaliation, and denial of accommodation; claims for personal and physical injury, medical loss, negligence, invasion of privacy, defamation, and intentional or negligent infliction of emotional distress; claims for breach of contract (whether oral, written, implied or express), interference with contract, promissory estoppel, and breach of the implied covenant of good faith and fair dealing; claims for violation of public policy, tort and fraud; claims arising under the Agreement, any employment contract, offer letter, retention agreement, severance agreement, or severance policy; claims for wages, bonuses, commissions, overtime, meal periods, equity, severance pay and damages; claims for penalties, costs, interest, and attorneys’ fees; and claims arising out of any wrongdoing whatsoever under any theory now or ever recognized. The foregoing releases do not include any claims or rights that cannot be released or waived as a matter of law or claims to enforce the payment obligations under the Agreement.

2. Release of Unknown Claims. Employee understands and agrees that by executing this Agreement and receiving the consideration for the releases given herein, this Release shall be effective as a full and final accord and satisfaction and general release of all claims, whether known or unknown. In furtherance of this intention, Employee hereby expressly waives any and all rights and benefits conferred on Employee by Section 1542 of the California Civil Code and further, he/she expressly consents that this Release shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims. Section 1542 provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Employee acknowledges that Employee may hereafter discover claims, circumstances, events or facts in addition to or different from those which Employee now knows or believes to exist with respect to the subject matter of this Release or the Agreement which, if known or suspected at the time of executing this Release, may have materially affected this Release. Employee hereby waives any rights, claims or causes of action that might arise as a result of such different or additional claims, circumstances or facts.

3. Release of ADEA Claims. Employee acknowledges that Employee is hereby waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”). Employee acknowledges that Employee is voluntarily and knowingly entering into this Release and understands that this ADEA release does not apply to any claims or rights under the ADEA that may arise after Employee executes this Release. Employee acknowledges that the consideration given for the release of the ADEA claims is in addition to anything of value to which he was already entitled. Employee further acknowledges that Employee has been advised by this writing that:

a. Employee should consult with an attorney prior to executing this Release;

b. Employee has twenty-one (21) days within which to consider and execute this Release. If Employee signs this Release before the 21-day time period expires, Employee does so knowingly and voluntarily; and

c. Employee has seven (7) days following Employee’s execution of this Release to revoke Employee’s signature by notifying [INSERT name/title/contact information] of the revocation within the 7-day time period. This Release shall be effective on the eighth day after Employee executes and delivers it to Employer, assuming no revocation has been received by Employer as set forth herein. ]]

4. Covenant Not to Sue. Employee represents that Employee has not filed or initiated any claim of any type against Employer as of the date Employee executes this Release. Employee will not, on behalf of Employee, in cooperation or participation with any other person, firm, entity, corporation or governmental agency, or in any capacity whatsoever, institute, file, or in any manner voluntarily participate in, assist, or prosecute any claim, charge, grievance, complaint or action of any sort against Employer or the Released Parties. Nothing in this Release shall be construed to affect the independent right and responsibility of the Equal Employment Opportunity Commission’s or its state counterpart to enforce the law.

5. Employee’s Representations. Employee acknowledges that: (a) as of the date Employee executes this Release, Employee has received from Employer all amounts, payments, compensation and benefits then due arising out of Employee’s employment with Employer; (b) Employee has not experienced a job-related illness, injury or occupational disease compensable under the California workers’ compensation system for which Employee has not already filed a claim; and (c) Employee has been provided with and/or has not been denied or retaliated against for requesting any leave under the Family and Medical Leave Act or the California Family Rights Act.

6. No Admissions. Nothing in this Release or the fact that the parties have signed this Release shall be construed as an admission by either party of any violation of any federal, state or local law or duty. Employee acknowledges that the Employer and the Released Parties disclaim any wrongdoing or liability to Employee whatsoever.

7. Governing Law. This Release is made and entered into in the State of California and shall in all respects be interpreted, enforced and governed under the laws of California.

8. Severability/Waiver/Construction. Should any provision of this Release be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby. The failure of either party to insist upon the performance of any of the terms in this Release, or the failure to prosecute any breach of any of the terms, shall not be construed thereafter as a waiver of any such terms or conditions. This entire Release shall remain in full force and effect as if no such forbearance or failure of performance had occurred. The language of all parts of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the parties.

9. Successors and Assigns. This Release shall be binding upon Employee and Employee’s heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of Employer and the Released Parties and each of them and to their respective heirs, administrators, representatives, executors, successors, and assigns. Employee expressly warrants that Employee has not transferred to any person or entity any rights, causes of action, or claims released in this Release. Each of the Released Parties is an intended third-party beneficiary of this Release.

10. Entire Agreement/No Oral Modification/No Inducements. This Release constitutes the entire agreement between the parties concerning the subject matter herein and supersedes any and all other written or oral promises or representations about its subject matter. This Release can only be amended, in writing, signed by Employee and Employer. No promise or inducement has been made to Employee for entering into this Release except as expressly set forth herein.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have read this General Release of All Claims, fully understand it and freely, voluntarily and knowingly agree to its terms.

Dated this [     ] day of [            ], 20     .

[Employee]

AGREED AND ACCEPTED:

TRICO BANCSHARES

TRI COUNTIES BANK

By:
[Name] [Title]